Exhibit 10.134: Certain confidential information in this Exhibit 10.134 was omitted and filed separately with the Securities and Exchange Commission (“SEC”) with a request for confidential treatment by Inter Parfums, Inc.

DATED 3rd July	2008

(1) PAUL SMITH LIMITED

(2) INTER PARFUMS S.A.

(3) INTER PARFUMS INC.

LICENCE AGREEMENT

Cumberland Court
80 Mount Street
Nottingham NG1 6HH
United Kingdom

DX 10039 Nottingham 1

Direct Fax: +44 (0)115 859 9612
Switchboard: +44 (0)115 9369369
www.freethcartwright.co.uk

CONTENTS
1.	DEFINITIONS AND INTERPRETATION	1
2.	GRANT	5
3.	VALIDATION	5
4.	COMMENCEMENT AND DURATION	5
5.	FINANCIAL PROVISIONS	6
6.	LICENSEE'S COVENANTS	8
7.	LICENSOR'S COVENANTS	9
8.	APPLICATION OF THE TRADEMARKS	10
9.	TITLE AND GOODWILL	11
10.	TRADE MARK REGISTRATIONS	11
11.	REGISTRATION OF PERMITTED USER	11
12.	DUTIES OF THE PARTIES	11
13.	QUALITY CONTROL AND APPROVAL PROCEDURES AND INTELLECTUAL PROPERTY RIGHTS	12
14.	MANUFACTURE OF THE LICENSED PRODUCTS	13
15.	ADVERTISING AND PROMOTION	13
16.	SALES PROMOTION AND DISTRIBUTION	14
17.	COMPLIANCE WITH APPLICABLE LAWS	15
18.	INDEMNITIES	15
19.	INFRINGEMENT	16
20.	DISCLOSURE AND CONFIDENTIALITY	16
21.	ASSIGNMENT	17
22.	SUB-LICENSING	19
23.	INSURANCE	20
24.	GUARANTEE PROVISIONS	20
25.	TERMINATION	20
26.	EFFECT OF TERMINATION	22
27.	SUPERVENING LAWS AND FORCE MAJEURE	23
28.	SEVERANCE	23
29.	THIRD PARTY RIGHTS	24
30.	MISCELLANEOUS	24
31.	LAW AND JURISDICTION	25
EXHIBIT A		26
	The Countries where the Trademarks are currently registered in respect of fragrances	26
EXHIBIT B		32
	List of currently approved distributors	32

1

THIS AGREEMENT is made the 3rd day of  July 2008

 BETWEEN

(1)
PAUL SMITH LIMITED a corporation duly organised and existing under the laws of England with registered number 1170719 whose registered office is at Riverside Buildings Riverside Way Nottingham England (the "Licensor") and

(2)	INTER PARFUMS S.A. a corporation duly organised and existing under the laws of France with its principal office at 4 Rond Point des Champs Elysees, 75008 Paris (B350 219 382) (the "Licensee"); and

(3)	INTER PARFUMS INC. a corporation duly organised and existing under the laws of Delaware with its principal office at 551, 5th Avenue New York NY 10176 (the "Guarantor”)

INTRODUCTION

A.	The Licensor designs and manufactures quality clothing and accessories in the United Kingdom and in other countries.

B.
The Licensor has the right to use and to license others to the Trademarks consisting of "PAUL SMITH" and "PS PAUL SMITH" used alone and in a logo design in the Territory which are (at the date of this Agreement) registered in respect of fragrances in the United Kingdom and in the other countries specified in Exhibit A.

C.	The Licensee manufactures and sells perfumes and fragrances throughout the world.

D.
The Licensor and the Licensee had executed a former Licence agreement dated 4th December 1998 whereby the Licensee is granted exclusive rights to manufacture, advertise, distribute and sell fragrances under the “Paul Smith” trademarks. The said agreement expires on 31st December 2011 and on the basis of which the Licensor and the Licensee have reached an agreement regarding the renewal of the former Licence Agreement of 4th December 1998.

E.	The Licensee wishes to continue to use the “Paul Smith” trademarks to manufacture, advertise, promote and sell fragrances under the Trademarks in the Territory.

F.	The Licensor is prepared to grant and the Licensee to take a licence in the Territory to manufacture, advertise, promote and sell fragrances under the Trademarks on the terms of this Agreement.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement the following words and phrases shall have the following meanings unless the context clearly requires otherwise:-

"Affiliated Distributor" distributors of the Licensee in which either the Licensee or the Guarantor either holds more than [-----]1 of the share voting rights or otherwise has effective control.

1 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.1.

"Business" that part of the business of the Licensee which involves the manufacture and/or distribution of the Licensed Products (or any part or parts thereof).

"Business Day" shall mean any day which is not a Saturday not a Sunday and not a recognised public holiday in either the Licensor's or the Licensee's country.

"Calendar Half" shall mean a six monthly period commencing on the first day of either of the months of January or July in any year.

"Calendar Quarter" shall mean a three monthly period commencing on the first day of each of the months of January, April, July and October in every Contract Year.

"Commencement Date" means the date on which this Agreement comes into force as stated in Clause 4.1.

"Contract Year" shall mean each of the following years:-

First Contract Year:-

The period from 1 January 2011 to 31 December 2011

Second Contract Year:-

The period from 1 January 2012 to 31 December 2012

Third Contract Year:-

The period from 1 January 2013 to 31 December 2013

Fourth Contract Year:-

The period from 1 January 2014 to 31 December 2014

Fifth Contract Year:-

The period from 1 January 2015 to 31 December 2015

Sixth Contract Year:-

The period from 1 January 2016 to 31 December 2016

Seventh Contract Year:-

The period from 1 January 2017 to 31 December 2017

"Force Majeure" means any circumstances not foreseeable at the date of this Agreement and not within the reasonable control of the party in question including, strikes, lockouts, shortages of labour or raw materials, civil commotion, riot, invasion, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster.

"Intellectual Property Rights" means all copyrights, registered and unregistered design rights, patents, trademarks and all other rights.

"Licensed Products" means Products sold or offered for sale under or by reference to the Trademarks pursuant to this Agreement.

"Minimum Royalty" shall mean:-

(a) in the First Contract Year, a Royalty of at least [-----]2  Euro;

(b) in the Second Contract Year, a Royalty of at least [-----]3 Euro;

(c) in the Third Contract Year, a Royalty of at least [-----]4  Euro;

(d) in the Fourth Contract Year, a Royalty of at least [-----]5 Euro;

(d) in the Fifth Contract Year, a Royalty of at least [-----]6 Euro;

(e) in the Sixth Contract Year, a Royalty of at least [-----]7  Euro; and

(f) in the Seventh Contract Year, a Royalty of at least [-----]8 Euro.

"Proprietors" means Paul Smith Group Holdings Limited (a company incorporated in England with registered number 5534862), Paul Smith Limited (a company incorporated in England with registered number 1170719) and any subsidiary (as defined in section 736 Companies Act 1985) of any such company.

"Products" shall mean men’s and women’s and children's fragrances and cosmetics and related display, packaging and promotional materials.

"Royalty" means the royalty payable by the Licensee to the Licensor under clause 5.1 of this Agreement.

"Territory" shall mean the world.

"Term" shall mean the term of this Agreement being the period of seven years commencing on 1 January 2011 and expiring on 31 December 2017.

"Trademarks" shall mean the trademarks "PAUL SMITH" and "PS PAUL SMITH" and in each case used with such other additional word or words as may be approved by the Licensor in writing from time to time.

"Turnover" shall mean aggregate gross sales of each of the Licensed Products sold by the Licensee (or, if the price of any Licensed Product re-sold by an Affiliated Distributor shall be higher than the price at which the Licensed Product was sold to the Affiliated Distributor by the Licensee then the aggregate sales of each such Licensed Product sold by the Affiliated Distributors shall be substituted for the gross sales of such Licensed Products by the Licensee to the Affiliated Distributors) and/or its sub-licensees to customers in the Territory (whether by wholesale or retail and including sales to the Licensor and its licensees) less:-

2 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.2.
3 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.3.
4 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.4.
5 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.5.
6 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.6.
7 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.7.
8 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.8.

(a)	actual trade discounts and other discounts approved of in writing by the Licensor and allowed to customers (but excluding early settlement discounts);

(b)	returns and credits actually granted to customers (but excluding bad debts);

(c)	any commodity or consumption taxes imposed on the Licensee or (as the case may be) the Affiliated Distributors by any Government within the Territory in respect of the Licensed Products; and

(d)	shipping and insurance costs borne by the Licensee or (as the case may be) the Affiliated Distributors in the supply of the Licensed Products to their customers.

1.2.	In this Agreement (except where the context otherwise requires):

1.2.1.
any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the Clause or Schedule in which it appears;

1.2.2.	references to “this Agreement” mean this agreement as amended, varied, supplemented, modified or novated from time to time and include the Schedules;

1.2.3.	the index and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.4.	use of the singular includes the plural and vice versa;

1.2.5.	use of any gender includes the other genders;

1.2.6.
any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

1.2.7.	the words “subsidiary” and “holding company” have the meanings given to them by section 736 of the Companies Act 1985;

1.2.8.
any reference to a person being an “associate” of another shall be interpreted in accordance with section 435 of the Insolvency Act 1986, and a person shall be regarded as “connected” or “associated” with any person which is an associate of his and with any company of which any director is an associate of his;

1.2.9.
any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context otherwise requires) be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

1.2.10.	any reference to “the Licensee” shall, where the context so admits, be deemed to include any sub-licensee of the Licensee;

1.2.11.
any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term; and

1.2.12.
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3.
The Schedules and Recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules and Recitals.

2.	GRANT

2.1.	The Licensor hereby grants to the Licensee for the term of this Agreement:-

2.1.1.	the right to manufacture, advertise, promote, sell and distribute the Products under the Trademarks in the Territory; and

2.1.2.	the right to use the Trademarks only in connection with the foregoing right.

2.2.
This Licence is an exclusive licence throughout the Territory with respect to the Licensed Products and, subject to clause 2.3, below neither the Licensor itself nor any third party licensed by the Licensor shall have the right to advertise, promote, manufacture, sell or distribute, nor cause the advertising, promotion, manufacture of, sale or distribution of any items or material directly competitive with any Licensed Product within the Territory other than the resale of the Licensed Products by the Licensor of Licensed Products purchased from the Licensee or any Affiliated Distributor or any sub-licensee of the Licensee.

2.3.	The Licensor may itself promote or licence others to promote the Products under the Trademarks in the Territory in the last [-----][9] of the term of this Agreement (however terminated).

2.4.
New lines of Licensed Products (including without limitation a line of Licensed Products for children) shall be launched for commercial sale at such times as may be mutually agreed between the Licensor and the Licensee.

2.5.	No other rights under the Trademarks or in relation to the Licensor’s designs are granted to the Licensee.

3.	VALIDATION

Each party to this Agreement shall at its own expense do all things appropriate to its status as Licensor or as Licensee and necessary for the purpose of rendering this Agreement valid and enforceable.

4.	COMMENCEMENT AND DURATION

4.1.	Unless sooner terminated by clause 25, this Agreement shall continue in force from 1 January 2011 to the expiry of the Term.

4.2.	The Licensee shall notify the Licensor before the end of the [-----][10] whether or not it wishes to attempt to negotiate a renewal of this Agreement upon its expiry.

9 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.9.

5.	FINANCIAL PROVISIONS

5.1.	Royalty

In each Contract Year of the Term the Licensee shall pay to the Licensor a royalty of whichever shall be the greater of:-

5.1.1.      the Minimum Royalty; and

5.1.2.      a royalty of [-----]11of the Turnover for the relevant Contract Year.

5.2.	Sales of Licensed Products by the Licensee to the Licensor and its subsidiaries, franchisees and licensees will be included within the calculation of the Royalty.

5.3.
The Licensee shall within [-----][12] of the end of each Calendar Quarter in every Contract Year pay to the Licensor whichever shall be the higher of the Minimum Royalty or the Royalty payable to the Licensor by reference to the Turnover during the immediately preceding Calendar Quarter. In calculating the Royalty payable under this Agreement, the sales price of the Licensed Products shall be based upon the invoiced normal wholesale selling price to unconnected third parties.

5.4.	Reports

5.4.1.
Within [-----][13] of the end of each Calendar Quarter in every Contract Year the Licensee shall deliver to the Licensor a written statement of the quantity of the Licensed Products and other goods sold during the immediately preceding Calendar Quarter by the Licensee, its Affiliated Distributors and sub-licensees; the respective prices charged and any discount allowed; the Turnover; the Royalty due and any other particulars the Licensor may require.

5.4.2.
Within [-----][14] of the end of each Calendar Half in every Contract Year, the Licensee shall deliver to the Licensor a true and complete statement in writing of all amounts spent by the Licensee in advertising the Licensed Products in the immediately preceding Calendar Half.

5.5.	Records

5.5.1.
The Licensee shall keep at its usual place of business books of account relating exclusively to the sales of the Licensed Products and containing such true entries complete in every particular as may be necessary or proper for enabling the amount of the Royalty and other payments reserved by this Agreement to be conveniently ascertained;

10 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.10.
11 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.11.
12 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.12.
13 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.13.
14 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.14.

5.5.2.
Within [-----][15]of the end of each Contract Year if requested by the Licensor, the Licensee must deliver to the Licensor a written statement certified by its auditors (“Auditor’s Certificate”) of the aggregate Turnover of the Licensed Products and other goods sold or otherwise disposed of by the Licensee, its Affiliated Distributors and sub-licensees in that period and the payments due for that Contract Year under sub-clause 5.1. In the event that the Auditor’s Certificate shows that the payments made for the Contract Year covered by the Auditor’s Certificate are less than the payment due for that period under sub-clause 5.1, then the Licensee shall pay to the Licensor within [-----][16] of delivery of an invoice from the Licensor for an amount equivalent to the difference between the Royalty paid and the payment due together with compound interest at the rate referred to in clause 5.6 below from the date the underpayment should have been made until the date of actual payment.

5.5.3.
The Licensor, or any other person authorised by the Licensor, is entitled to inspect the Licensee’s records during normal business hours and to take away copies in order to verify the information provided by the Licensee. This right of inspection shall remain in effect for a period of one year after termination of this Agreement.

5.5.4.
If the Licensee has understated the Royalty due then the Licensee shall immediately pay to Licensor the additional Royalty due, plus interest at the rate described in sub-clause 5.6. If the Licensee has failed to deliver a statement as required by sub-clause 5.5.2 or has understated the Royalty due by more than [-----][17] then the cost of the inspection must be paid for by the Licensee, otherwise the Licensor must bear the cost.

5.6.
If any payment of the Royalty due to the Licensor is not made within [-----][18] of the due date, interest will accrue on the full amount outstanding at the rate of [-----][19] the base rate published by the Bank of England (or if such rate of interest shall cease to be published an alternative interest rate selected by the Licensor in its discretion) from time to time, from the due date until the date of actual payment. Partial payments are applied first against interest accrued to the date of payment and any balance against the amount outstanding.

5.7.	Authority to make Payment

If at any time during the continuation of this Agreement the Licensee is prohibited from making any of the payments reserved under this Agreement without appropriate authority then the Licensee will promptly inform the Licensor of such prohibition and commence and diligently pursue all necessary steps to secure from the appropriate authority permission to make the said payments and pending the obtaining of such permission shall place all payments to be made hereunder in an interest bearing bank account from which withdrawals may be made within a period of 30 days without loss of interest and will pay all such payments together with interest earned thereon to the Licensor within seven days of receiving such permission.

15 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.15.
16 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.16.
17 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.17.
18 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.18.
19 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.19.

5.8.	Place and Currency of Payment

All sums due and payable hereunder shall be payable in London in Euro to a bank account to be advised by the Licensor.

5.9.	Rate of Exchange

For the purpose of calculating the Turnover, any payments received by the Licensee in a different currency will be thereafter converted into Euro or Sterling currency with reference to the rate of exchange of the Licensee's bank on the day when each individual payment is received into the Licensee's account with the said bank.

5.10.	Taxes

All payments to be made by the Licensee under this Agreement are exclusive of Value Added Tax (if applicable), consumption tax or other sales tax, or customs duty which shall where appropriate be payable by the Licensee in addition.

5.11.	Withholdings

All payments to be made by the Licensee under this Agreement shall be paid free and clear of any deductions, withholdings for or on account of tax, set offs or counterclaims whatsoever, except any deduction or withholding which is required by law. Any taxes levied by any government upon the payments to be made by the Licensee to the Licensor pursuant to this Agreement and required to be withheld by the Licensee from such payments shall be borne by the Licensor and shall be withheld and paid by the Licensee to the appropriate authority. The Licensee shall supply the Licensor promptly after each tax payment official tax receipts and or other evidence of payment issued by the appropriate tax authorities.

6.	LICENSEE'S COVENANTS

The Licensee covenants with the Licensor during the term of this Agreement unless specifically provided:

6.1.	Supplies to the Licensor

If requested by the Licensor, to supply Licensed Products to the Licensor and its subsidiaries and international franchisees and other licensees for re-sale inside the Territory. Supplies of the Products to the Licensor and its subsidiaries and franchisees shall be at the Licensee's normal wholesale prices less a discount of [-----]20 The Licensor shall be entitled to set off and deduct from payments due to the Licensee for Licensed Products supplied by the Licensee to the Licensor, all amounts of Royalty due from the Licensee to the Licensor or on any other account under this Agreement.

6.2.	Reputation

To ensure that all presentations and any dealings with third parties reflect the standards and image associated with the “Paul Smith” name and that the conduct of the Licensee shall in no way reduce or diminish the reputation, image and prestige of the Trademarks or of products sold under or by reference to the “Paul Smith” name.

20 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.20.

6.3.	Personnel

6.3.1.
The Licensee shall appoint a dedicated senior executive acceptable to the Licensor to oversee all aspects of the licence granted by this Agreement and the arrangements between the Licensor and the Licensee. The dedicated senior executive will liaise with the Licensor and will spend the majority of his working time on such business.

6.3.2.	The Licensee shall also appoint the following full time personnel who are acceptable to the Licensor:-

a product/design manager (with suitable support);

and such other personnel that are jointly agreed between the parties and considered necessary from time to time.

6.4.	Independent Contractor and Risk

All aspects of the manufacture, distribution and sale of the Licensed Products by the Licensee shall be at the risk and responsibility and for the account of the Licensee. The Licensee shall act as an independent contractor and the Licensor shall not be responsible for any breach by the Licensee of any obligations imposed by law on the Licensee in its capacity as an employer or as manufacturer, distributor and/or seller of the Licensed Products. The Licensee shall indemnify the Licensor against all actions, claims, demands, costs, charges and expenses arising out of or in connection with the manufacture, use or sale of the Licensed Products made by or for the Licensee.

6.5.	Information

To keep the Licensor informed of all laws, orders or regulations made at any time by any government or any public or local authority within the Territory in any way affecting or, in the Licensee's opinion likely to affect, the terms of this Agreement or the manufacture or sale of the Licensed Products in the Territory. In particular, but without limitation, the Licensee shall inform the Licensor of any country where registration of this Agreement or any registered user agreement is required or desirable.

    6.6.         Takeover

That within [-----]21  of the happening of such an event, the Licensee will give notice to the Licensor of the acquisition of [-----]22 or more of any of the share voting rights in the Licensee by any person firm or corporation or group of persons firms or corporations acting in concert directly or indirectly.

6.7.	Samples

The Licensee shall provide free of charge to the Licensor samples of the Licensed Products upon the Licensor’s request for the Licensor’s international press offices.

7.	LICENSOR'S COVENANTS

The Licensor covenants with the Licensee:

7.1.	Provide Technical Information

To supply to the Licensee such information, so far as it is available to the Licensor, as is necessary to enable the Licensee to manufacture or sell the Licensed Products to the best advantage.

21 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.21.
22 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.22.

7.2.	Meetings

A representative of the Licensor shall meet with executive officers of the Licensee at least twice in each Contract Year in London and or Paris to inform the Licensee of developments within the Licensor’s business and of its designs for its other product ranges and to suggest to the Licensee themes and ideas for the development of the Licensed Products and for the advertisement and promotion of the Licensed Products.

The Licensee shall bear the reasonable travelling (First Class air fares for Directors of the Licensor ; Business Class for other employees and consultants of the Licensor) and subsistence costs of the Licensor’s representative attending such meetings in pursuance of this covenant and of any other meetings arranged between the representatives of the Licensor and of the Licensee.

7.3.	Personal Appearances

The Licensor shall procure the personal appearance of Sir Paul Smith (during his life) at a limited number of events to be agreed between the parties provided that the time and place of such appearance shall have previously been confirmed by the Licensor. The Licensee shall bear the reasonable travelling (First Class air fares for Directors of the Licensor ; Business Class for other employees and consultants of the Licensor) and subsistence costs of the Licensor’s representatives attending such events in pursuance of this covenant.

8.	APPLICATION OF THE TRADEMARKS

8.1.
All Products made and/or sold by the Licensee and any sub-licensee of the Licensee under this Agreement shall carry one of the Trademarks. The Licensee shall comply strictly with the directions of the Licensor and of the Proprietors regarding the form and manner of the application of the Trademarks which shall, unless the Licensor agrees otherwise in writing conform to the following principles:-

8.1.1.	The general style of the marking shall conform with that developed and adopted by the Licensor;

8.1.2.	Each Licensed Product shall bear one of the Trademarks in such place as shall have been approved in writing by the Licensor but not anywhere else; and

8.1.3.	The markings shall comply with the applicable laws of the Territory where the Licensed Products are to be sold.

Subject to the above principles the final decision on the form of any marking on Licensed Products shall be made by the Licensor and the Proprietors after consultation with the Licensee.

8.2.
Apart from one of the Trademarks, no other trade mark or logo may be affixed to Licensed Products in any form whatsoever. The Licensee must not use in its business any other trade mark confusingly similar to the Trademarks and must not use the Trademarks or any word confusingly similar to the Trademarks as or as part of its corporate or trading name.

8.2.1.
Except as otherwise expressly provided in this Agreement, to make no other use of or claim any right in the Trademarks or any of the other trademarks owned or used by the Licensor or the Proprietors and not to use the Trademarks on any goods not being Licensed Products.

9.	TITLE AND GOODWILL

9.1.
The Licensee acknowledges that the Proprietors are the owners of the Trademarks and the Licensee shall not dispute or challenge the validity of the Trademarks, or the rights of either the Proprietors or of the Licensor to the Trademarks, during the term of this Agreement.

9.2.
Any goodwill derived from the use by the Licensee of the Trademarks accrues to the Licensor and the Proprietors. The Licensor may at any time call for a confirmatory assignment of that goodwill and the Licensee must immediately execute it.

9.3.	No warranty expressed or implied is given by the Licensor or the Proprietors with respect to the validity of the Trademarks.

10.	TRADE MARK REGISTRATIONS

10.1.	The Licensee must not apply for or obtain registration of the Trademarks for any goods or services in any country.

10.2.
The Licensee must not apply for or obtain registration of any trade or service mark in any country which consists of or comprises the words “Paul Smith” or “PS” or any confusingly similar word or words.

11.	REGISTRATION OF PERMITTED USER

11.1.
The Licensee shall co-operate with the Licensor and the Proprietors in making application to the Registrar of Trade Marks or any equivalent official or body in each country in the Territory for either the registration of this Agreement as a licence or the registration of the Licensee as a registered user of the Trademarks in respect of each registration included in this Licence where the specification of goods for that registration includes any of the Products.

11.2.
The Licensee shall at the Licensor’s request execute and deliver to the Licensor a document which enables the Licensor to cancel any registration of this Agreement as a Licence or the Licensee as a registered user.

12.	DUTIES OF THE PARTIES

12.1.	The Licensee must not do or omit to do anything to diminish the rights of the Licensor or of the Proprietors in the Trademarks or impair any registration of the Trademarks.

12.2.
The Licensee shall provide, at the request of the Licensor or of any of the Proprietors, all necessary assistance in maintaining any registration or prosecuting any applications for registration in respect of the Trademarks.

12.3.	The Licensee must promptly notify the Licensor of any attack on the validity of any registration of the Trademarks.

12.4.	The Licensee shall abide by regulations and practices in force or use in the Territory in order to safeguard the Licensor’s and the Proprietors’ rights in the Trademarks.

12.5.
In the event that any Government approval is required for this Agreement in any country in the Territory or the country of the Licensee, the Licensee shall obtain such approval prior to the Commencement Date and shall provide the Licensor with a certified copy of such approval together with a translation in English.

13.	QUALITY CONTROL AND APPROVAL PROCEDURES AND INTELLECTUAL PROPRETY RIGHTS

13.1.	Representatives of the Licensor and of the Licensee shall work with each other to develop new lines of the Licensed Products once in each Calendar Half.

13.2.
The Licensor shall approve all aspects of each of the Licensed Products (including, without limitation, the smell, look and feel of the Licensed Products and of all display items, packaging and related items) before a Licensed Product is offered for sale.

13.3.	The Licensed Products manufactured by or for the Licensee and any sub-licensee of the Licensee shall be of the best quality and shall use only the best quality materials and components.

13.4.
The Licensee shall ensure that all Licensed Products manufactured by or for the Licensee and/or any sub licensee of the Licensee shall be strictly in accordance with the designs and specifications previously approved in writing by the Licensor and using only such materials as the Licensor or its designated agent shall have approved in writing.

13.5.
As required by the Licensor, the Licensee shall make available for the Licensor's inspection at no cost to the Licensor specimen samples of each type of Licensed Product (including, without limitation, packaging and related items) as manufactured by or for the Licensee and any sub-licensee of the Licensee immediately prior to each line of Licensed Products being offered for sale and, if requested by the Licensor to cease to sell of offer for sale or permit the sale or offering for sale of any Licensed Product whose sample supplied to the Licensor is not, in the opinion of the Licensor, of satisfactory quality.

13.6.	The Licensee shall ensure that all Licensed Products submitted for inspection are selected at random and are made by the ordinary production methods.

13.7.
The Licensor or any other person authorised by the Licensor shall, at its own expense, have access during normal business hours to any of the Licensee’s premises and the premises of any sub licensee of the Licensee used for the manufacture, storage, packing and distribution of Licensed Products to inspect samples and the methods of manufacture, storage, packing and distribution. The Licensor shall also be entitled to remove a reasonable number of samples at no cost during any such inspection.

13.8.
The Licensee shall not sell, market, distribute or use for any purpose, or permit any third party to sell, market, distribute or use for any purpose, any Products which are not approved by the Licensor pursuant to sub-clause 13.2 or which are damaged or defective.

13.9.
Wherever in this Agreement terms, documents, materials and/or proposals are submitted by one party to another unless specifically stated to the contrary the party who receives such submission shall have twenty days after receipt to approve or disapprove such submission. If the party timely disapproves such submission the disapproving party shall notify the other party of its disapproval. In the event that the receiving party neither approves nor disapproves the submission in a timely manner the submission shall be deemed approved.

13.10.
The Licensee shall hold, as bare trustee for the Licensor all Intellectual Property Rights of the Licensee in the Licensed Products (including, without limitation any Intellectual Property Rights in the Licensed Products arising in the future) and their constituent parts and at the Licensor’s request to assign such Intellectual Property Rights to the Licensor without compensation.

13.11.
If the Licensee commissions, engages or employs any third party to create or originate any materials or work in connection with this Agreement in relation to which Intellectual Property Rights may be created, the Licensee shall procure that such third party will execute and deliver to the Licensor prior to any such works or materials being created a properly executed letter from such third party in the form set out in the draft letter annexed to this Agreement or in such other form as may be notified by the Licensor.

14.	MANUFACTURE OF THE LICENSED PRODUCTS

14.1.
The Licensee shall manufacture the Licensed Products at the Licensee's own factories or at factories which have been approved in writing by the Licensor and whose quality standards are no less than those of the Licensee.

14.2.	The Licensee may not sub-contract the manufacture of the Licensed Products without the prior consent in writing of the Licensor.

14.3.
The Licensee shall not use any person to manufacture the Licensed Products that might damage or bring into disrepute the good name of the Licensor and the Licensee shall, if required to do so by the Licensor cease or refrain from using any manufacturer of the Licensed Products which fails to meet the quality standards from time to time of the Licensor.

14.4.	The Licensee shall ensure that the Licensee has adequate personnel in place to supervise and ensure the efficient operation of the manufacture of the Licensed Products wherever that may take place.

15.	ADVERTISING AND PROMOTION

15.1.
At the commencement of each Calendar Half the Licensee shall submit to the Licensor for approval a marketing plan and a media plan in respect of the Licensed Products together with evidence of expenditure on the marketing and promotion of the Licensed Products in the immediately preceding Calendar Half.

15.2.
The Licensee shall supply to the Licensor at the commencement of each Calendar Half free of charge specimen samples of all labels, brochures, advertisements, stationery, packaging, publicity and other materials relating to the use of the Trademarks by the Licensee and the Licensee shall not use any such material until the Licensor or its designated agent has certified its approval in writing.

15.3.	All artwork for advertisements shall be provided by the Licensor to the Licensee at the Licensor's normal commercial rates.

15.4.	The Licensee shall not appoint or replace an advertising agency in respect of the Licensed Products without the consent in writing of the Licensor.

15.5.
The Licensee shall, together with its distributors, to spend in each Contract Year not less than [-----][23] of the Turnover in that Contract Year in advertising the Licensed Products throughout the Territory. For the purpose of this clause the word "advertising" shall include gifts with purchase, point of sale items and the cost of producing and placing advertisements but shall exclude the cost of promotional staff in stores.

23 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.23.

16.	SALES PROMOTION AND DISTRIBUTION

16.1.
The Licensee shall use its best endeavours to achieve maximum sales of the Licensed Products, to confirm to customers orders for the Licensed Products passed to it by the Licensor and generally to expand the distribution of the Licensed Products in the Territory.

16.2.	The Licensee shall:-

16.2.1.
arrange for the Licensed Products to be manufactured on commercial scales to ensure that stockists of the Licensed Products are adequately stocked with Licensed Products to ensure that sales of the Licensed Products are maximised;

16.2.2.	meet the demand for the Licensed Products in the Territory;

16.3.	The Licensee shall sell the Licensed Products only through high quality retail outlets approved in writing by the Licensor as appropriate to the Licensor’s standing as an international designer.

16.4.
The Licensee shall submit a proposal in writing to the Licensor for any new sales outlet and the Licensor shall either signify its approval or rejection within [-----][24]of the receipt of the Licensee’s proposal.

16.5.
The Licensee shall not sell to any particular outlet to which the Licensor objects on any ground whatsoever including (but without prejudice to the generality of the foregoing) that the style of the operation of any of the outlets does not conform with the standards associated with the Trademarks.

16.6.
The Licensee shall distribute the Licensed Products in accordance with a distribution policy previously agreed in writing by the Licensor at the commencement of each Calendar Half. In particular, but without limitation:-

16.6.1.	the Licensee shall not appoint any distributor of the Licensed Products without the Licensor’s prior written approval. A list of distributors currently approved by the Licensee is at Exhibit B;

16.6.2.	during the process of approving a distributor, the Licensee may be required to arrange meetings between the proposed distributor and representatives of the Licensor and assist the approval process;

16.6.3.
the Licensee shall not enter into an agreement with any distributor until the terms of the proposed agreement have been presented to the Licensor for approval and confirmed in writing as being satisfactory;

16.6.4.
the Licensor may insist that in selected areas within the Territory the appointed distributor appoints dedicated sales personnel in respect of the Licensed Products. These dedicated sales personnel shall be recommended to dress in Paul Smith clothing;

24 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.24.

16.6.5.
distributors of the Licensed Products may be required to have a dedicated telephone line solely for the Licensed Products and a separate stationery for the distribution of the Licensed Products (the Licensor shall assist in the design of the stationery);

16.6.6.
the Licensee shall use its best endeavours to ensure that each appointed distributor of the Licensed Products shows the Licensed Products in an appropriate showroom and ideally in an separate room or area to where the products of any other manufacturer or the Licensee’s other products are displayed.

16.6.7.
insofar as it shall be lawful for the Licensee to do so, the Licensee shall use its best endeavours to seek to minimise the parallel trading by distributors of and other dealers in the Licensed Products from one country or territory within the Territory to another. In particular, but without limitation, and insofar as it shall be lawful for the Licensee to do so, the Licensee shall not, in any period of time, supply to any distributor or other dealer appointed to distribute or deal in the Licensed Products in a particular country or other territory a quantity of the Licensed Products in excess of the Licensee's realistic estimate of the maximum demand for the Licensed Products in that country or territory for that period;

16.6.8.
the Licensee shall cease to distribute the Licensed Products through any distributor that the Licensor shall require the Licensee to cease to deal with (even though the distributor has previously been approved by the Licensor in accordance with the provisions of this clause 16).

16.7.
The Licensee shall exploit the Licensed Products on an arm’s length bona fide commercial basis and not in any circumstances to dispose of the Licensed Products to any outlet in respect of which it has any interest or ownership save at the usual commercial wholesale rates.

17.	COMPLIANCE WITH APPLICABLE LAWS

Each Licensed Product distributed by the Licensee under this Agreement shall comply with all applicable laws and regulations of governmental or other competent authorities in the Territory from time to time, and any established industry standards in the Territory and be safe for the use for which the same are intended.

18.	INDEMNITIES

The Licensee shall indemnify the Licensor against all claims, liabilities and expenses arising out of:-

18.1.
the Licensee’s activities under this Agreement or out of defects (whether obvious or hidden) in any Licensed Products manufactured, promoted, distributed or sold by the Licensee in the Territory or arising from personal injury or any infringement of any rights of the Licensor or of any third party by the manufacture, sale, possession or use of the Licensed Products by the Licensee or the Licensee’s failure to comply with all applicable laws and regulations; and/or

18.2.
any claim made against the Licensor by any agent, distributor, sub-licensee or former agent, distributor or sub-licensee of the Licensee for compensation, indemnity, commission or other payments due to such person.

19.	INFRINGEMENT

19.1.
The Licensee must promptly notify the Licensor of any actual or suspected infringement within the Territory of the Trademarks or of any other rights of the Licensor that comes to its attention (“Infringement”).

19.2.
The Licensee will co-operate fully with the Licensor in taking all steps required by the Licensor, in its sole discretion in connection with any Infringement, including legal proceedings in the name of the Licensor or in the joint names of the Licensor and the Licensee. The Licensor will be responsible for the cost of any legal proceedings it requires, and is entitled to any damages, account of profits and/or awards of costs recovered. The Licensee must use its best endeavours to assist the Licensor in any legal proceedings relating to any Infringement.

19.3.
If the Licensor elects not to take proceedings in respect of any Infringement the Licensee shall have the right but not the obligation to take such proceedings in the name of the Licensor on giving the Licensor an indemnity as to costs. The Licensee shall be responsible for the costs of any such legal proceedings requires and is entitled to any damages, account of profits and/or award of costs recovered.

19.4.
In the event of a third party commencing litigation against the Licensee for infringement arising out of the use by the Licensee in accordance with the terms of this Agreement of the Trademarks in any country in which the Trademarks are registered trademarks in respect of the Products the Licensor shall indemnify and hold harmless the Licensee against any out of pocket expenses (including reasonable attorney’s fees) directly incurred by the Licensee arising our of/or related to the use by the Licensee of the Trademarks in accordance with the terms of this Agreement in the marketing distribution and/or sale of the Licensed Products in those countries subject to the following conditions;-

19.4.1.	The Licensee must promptly notify the Licensor in writing of any allegation of infringement;

19.4.2.	The Licensee must make no admission without the Licensor’s written consent; and

19.4.3.	The Licensee must at the Licensor’s request allow the Licensor to conduct and if it decides to settle all negotiations and litigation and must give the Licensor all reasonable assistance.

20.	DISCLOSURE AND CONFIDENTIALITY

20.1.
If the Licensee or any of its subsidiaries, associates, employees, agents or advisers receive confidential, secret or any proprietary information of the Licensor under this Agreement the Licensee shall keep the same confidential and not at any time after such receipt disclose, divulge or communicate the same to any person other than (i) its officers or employees and (ii) persons engaged by the Licensee to manufacture Licensed Products for it or on its behalf for sale by the Licensee where necessary for performance of its obligations and in pursuance of its rights under this Licence.

20.2.	The obligations of confidentiality set out in sub-clause 20.1 will not extend to information acquired by the Licensee which it can show-

20.2.1.	at the time of its acquisition was in, or at a later date has come into, the public domain, other than following a breach by the Licensee of this Clause 20,

20.2.2.	it knew prior to first disclosure to it by the Licensor; or

20.2.3.	it received independently from a third party with the full right to disclose.

20.3.
If the Licensor or any of its subsidiaries, associates, employees, agents or advisers receive confidential, secret or any proprietary information of the Licensee under this Agreement the Licensor shall keep the same confidential and not at any time after such receipt disclose, divulge or communicate the same to any person other than (i) its officers or employees where necessary for performance of its obligations and in pursuance of its rights under this Licence.

20.4.	The obligations of confidentiality set out in sub-clause 20.3 will not extend to information acquired by the Licensor which it can show-

20.4.1.	at the time of its acquisition was in, or at a later date has come into, the public domain, other than following a breach by the Licensor of this Clause 20,

20.4.2.	it knew prior to first disclosure to it by the Licensee; or

20.4.3.	it received independently from a third party with the full right to disclose.

21.	ASSIGNMENT

21.1.
This Agreement is personal to the Licensee. Except as expressly provided by the following sub-clauses of this clause 21 or by clause 22 the Licensee must not assign or transfer all or any part of its rights or obligations under this Agreement nor grant any sub-licence of the rights hereby granted.

21.2.	The Licensee shall have the right to sell the Business with the prior written consent of the Licensor and subject to the conditions listed in sub-clause 21.3.

21.3.	The conditions required to obtain the written consent of the Licensor to the sale of the Business by the Licensee shall be that:-

21.3.1.
any proposed purchaser shall submit his offer in writing and shall be bona fide and at arms’ length and shall meet the Licensor's standards with respect to business experience, financial status, character and ability;

21.3.2.	the Licensee must at the time of its application for consent not be in breach of any of its obligations to the Licensor under the terms of this Agreement;

21.3.3.
the Licensor shall be satisfied that the proposed purchaser has adequate financial resources to perform the obligations of licensee under this Agreement and to enable it to trade profitably. The Licensor in so satisfying itself shall not be taken to be making any representations or giving any warranties to such prospective purchaser;

21.3.4.	payment is made by the Licensee of all costs and all obligations by or of the Licensee to the Licensor are discharged without any right of deduction or set-off; and

21.3.5.	the prospective purchaser offers to enter into a licence agreement with the Licensor on the same terms as this agreement for the unexpired period of the Term.

21.4.
The Licensee shall as soon as possible inform the Licensor of its desire to sell the Business and submit to the Licensor a copy of each written offer received from any proposed purchaser to purchase the Business from the Licensee together with:-

21.4.1.	a financial statement of affairs and the business history of the proposed purchaser; and

21.4.2.	details of any other terms which may have been agreed between the Licensee and the proposed purchaser.

21.5.
Upon receipt of the information referred to in clause 21.4 the Licensor shall, in addition to its other rights under this Agreement, have an option to purchase the Business for the same amount and upon the same terms as the proposed purchaser has offered (even if the Licensee subsequently receives a higher bid for the Business). The Licensor shall have a period of [-----][25] after receipt of such information to exercise its option to purchase by notice in writing to the Licensee. The sale and purchase shall be completed within [-----][26]  following the service of the Licensor's notice exercising the option. The Licensee shall notify the Licensor of any variation in the terms offered by any prospective purchaser and the said period of [-----][27] shall re-commence as from the date of such notification of a variation in the offered terms. In this clause the expression “the Business” shall include all assets employed in or about the conduct of the Business including the freehold or leasehold interest under which the Licensee occupies any premises used in the Business.

21.6.
If the Licensor shall not exercise the option conferred by clause 21.5 the Licensee shall be entitled within the period of [-----][28] thereafter to proceed with its application to sell the Business to a proposed purchaser upon the same or no more favourable terms to the purchaser than those notified to the Licensor pursuant to clause 21.4.

21.7.
Upon either (i) the Licensor exercising the option conferred by clause 21.5 or (ii) upon the satisfaction of the conditions referred to in clause 21.3 the Licensor and the Licensee shall each be deemed to have released the other from the terms of this Agreement save for those provisions which by their nature or effect survive termination. In addition the Licensee shall be deemed to have released and discharged the Licensor from and against all claims and demands whether or not contingent which the Licensee may have against the Licensor arising from this Agreement or otherwise in any way out of the relationship between the Licensor and the Licensee.

21.8.	For the purpose of this clause any change in the beneficial ownership of the issued share capital or of the de facto control of the Licensee shall be deemed to be an assignment.

25 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.25.
26 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.26.
27 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.27.
28 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.28.

21.9.
Notwithstanding the previous provisions of this clause the Licensee shall be permitted to assign the benefit, but subject to the burden, of this Agreement to another limited company of comparable financial standing to the Licensee which is owned (in its entirety) by either the Guarantor or the Licensee without the prior written approval of the Licensor subject only to the assignee company entering into a deed of adherence with the Licensor agreeing to be bound by the agreements on the part of the Licensee contained in this Agreement and agreeing to re-assign this Agreement to the Licensee in the event of the company ceasing to be wholly owned by the Licensee or the Guarantor. The deed of adherence shall be prepared by the solicitors of the Licensor at the cost of the Licensee and on the completion of such deed of adherence the Licensor shall release the Licensee named in this Agreement from any liability for any future breach of the terms of this Agreement.

22.	SUB-LICENSING

22.1.	The Licensee may, with the prior written consent of the Licensor, sub-license some or all of the rights granted by this Agreement subject to the following further conditions:-

22.1.1.
the Licensor shall have submitted the proposed sub licence agreement to the Licensor for the Licensor’s approval and (without limitation to the generality of the foregoing) the Licensee shall include in any sub licence agreement it may enter into pursuant to the obtaining of such consent:-

22.1.1.1.
Covenants by the sub licensee to observe and perform the terms and conditions on the part of the Licensee contained in this Agreement so far as the same in the opinion of the Licensor are applicable to and capable of observance and performance by such sub licensee;

22.1.1.2.
Covenants by the sub-licensee not to assign the sub-licence agreement nor to grant any sub-licence of any of the rights granted by the sub-licence agreement without, in each case, the prior consent in writing of the Licensor;

22.1.1.3.
Provision for determination as contained in clauses 25.1 and 25.2 and for ipso facto determination in the event of and contemporaneously with the determination of this Agreement and the licence granted under this Agreement;

22.1.1.4.
Provision for determination in the event of the acquisition of [-----][29] or more of any of the share voting rights in the sub licensee or in any holding company of the sub licensee being (in either case) a private limited company (but not a public limited company) by any person firm corporation or group of persons firms or corporations acting in concert directly or indirectly.

22.1.2.	The Licensee shall strictly enforce the performance by any sub licensee of the Licensee of the terms of the relevant sub-licence agreement.

22.1.3.
If any sub licensee of the Licensee commits any breach of the relevant sub licence agreement the Licensee shall commence to remedy or procure its remedy within [-----][30] of the Licensee having received written notice from the Licensor requiring it to do so and if the Licensee shall have failed to complete the remedying of such breach within [-----][31] of the receipt of such notice then the Licensee shall, if required by the Licensor, terminate the relevant sub licence agreement.

29 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.29.
30 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.30.
31 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.31.

23.	INSURANCE

23.1.
The Licensee shall at its expense carry product liability and comprehensive general liability insurance covering the Licensed Products of not less than five million pounds. Such insurance policy shall remain in effect throughout the Term and for a period of six years after termination. The Licensee shall instruct its insurers in writing (with a copy to the Licensor) to notify the Licensor directly in the event that the insurance shall lapse or cease. The Licensee shall notify the Licensor of all claims made to it and notified to its insurers relating to the Licensed Products.

23.2.	Promptly on request from the Licensor the Licensee shall provide a certificate confirming the existence of insurance in accordance with this Clause 23.

24.	GUARANTEE PROVISIONS

24.1.
In consideration of the Licensor entering into this Agreement with the Licensee at the request of the Guarantor, the Guarantor hereby unconditionally and irrevocably guarantees to the Licensor the full, prompt and complete payment by the Licensee of all sums due to the Licensor pursuant to this Agreement and the due and punctual performance by the Licensee of all its obligations under this Agreement.

24.2.
The guarantee contained in this clause 24 is a continuing guarantee and shall remain in force until all the obligations of the Licensee under this Agreement have been fully performed and all sums payable by the Licensee have been fully paid.

24.3.
The Licensor may without any consent from the Guarantor and without affecting the Guarantor's liability under this Agreement grant time or indulgence to or compound with the Licensee or any other person and the guarantee contained in this clause 24 shall not be discharged nor shall the Guarantor's liability under it be affected by anything which would not have discharged or affected the Guarantor's liability if the Guarantor had been a principal debtor or principal obligor to the Licensor instead of a Guarantor.

24.4.
If the Guarantor is unable to procure that the Licensee duly and punctually performs its obligations under this Agreement then it shall indemnify the Licensor in respect of all costs, damages, charges and expenses incurred or suffered by the Licensor as a result of any of the obligations of the Licensee under this Agreement being or becoming void, voidable, unenforceable or ineffective as against the Licensee for any reason, whether or not known to the Licensor, the amount of such loss being the amount which the Licensor would otherwise have been entitled to recover from the Licensee.

24.5.
It shall not be necessary, prior to seeking payment or indemnification from the Guarantor under this guarantee, for the Licensor to pursue or prosecute any claim it may have against the Licensee and after any default by the Licensee the Licensor may at any time make claims and/or take action (whether in the Courts or otherwise) against the Guarantor as if the Guarantor was a principal obligor to the Licensor under this Agreement having joint and several liability with the Licensee under this Agreement.

25.	TERMINATION

25.1.	The Licensor may terminate this Agreement immediately by giving notice to the Licensee if:

25.1.1.	the Licensee commits any breach of this Agreement (other than a failure to pay any sum to the Licensor that falls due);

25.1.2.	the Licensor gives notice to the Licensee to remedy the breach (or to the extent that the breach is not capable of remedy, to give compensation for it); and

25.1.3.	the Licensee fails to do so within [-----][32] of the notice.

25.2.	The Licensor may terminate this Agreement immediately by giving notice to the Licensee if:

25.2.1.
the Licensee or the Guarantor or any sub licensee of the Licensee becomes insolvent, is adjudicated bankrupt or compounds with or makes any arrangement with or makes a general assignment for the benefit of its creditors or becomes for any reason whatsoever legally permitted not to pay its debts as they fall due or ceases to exist as a separate legal entity or does or suffers any act or thing equivalent to any of the above;

25.2.2.	the Licensee or the Guarantor or any sub licensee of the Licensee fails to pay any sum to the Licensor that falls due whether the transaction is connected with this Agreement or not;

25.2.3.
the Licensee assigns this Agreement or the Licensee grants a sub licence of this Agreement without, in either such case, the consent of the Licensor or purports to do so or any sub-licensee of the Licensee assigns or grants a sub-licence without the necessary consent of the Licensor or purports to do so;

25.2.4.
the Licensee or any sub licensee of the Licensee is deprived of or disposes of its business or a substantial part thereof, "substantial" for the purposes of this sub-clause meaning a part which in the last accounting year of the entity represented [-----][33] or more of the relevant entity's turnover;

25.2.5.
the Licensee or the Guarantor or any sub licensee of the Licensee has any restriction or limitation placed on the existing powers of its directors to manage its business or on the powers of its shareholders to elect those directors;

25.2.6.	the Licensee fails in any year of the Term to pay the Minimum Royalty; or

25.2.7.	the Guarantor ceases to retain (directly or indirectly) more than [-----][34] of the share voting rights in the Licensee; or

25.2.8.	the Licensee ceases or threatens to cease to carry on its business.

25.3.
The Licensee may terminate this Agreement immediately by written notice to the Licensor if the Licensor commits any breach of this Agreement and the Licensee gives notice to the Licensor to remedy the breach (or to the extent that the breach is not capable of remedy, to give compensation for it) and the Licensor fails to do so within sixty (60) days of the notice.

32 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.32.
33 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.33.
34 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.34.

26.	EFFECT OF TERMINATION

26.1.	When this Agreement is terminated:

26.1.1.
all the Licensee's rights under this Agreement shall thereupon terminate or be terminated (as the case may be) and the Licensee shall not thereafter be concerned with the Licensed Products whether by way of manufacture, sale or otherwise;

26.1.2.
the licence to use the Trademarks ceases immediately and the Licensee will immediately discontinue the use of the Trademarks, signs, cards, notices and other display or advertising matter indicative of “Paul Smith” or of any association with the Licensor or products of the Licensor and will make or cause to be made such changes in signs, cards, notices and other display or advertising matter as the Licensor shall direct. If the Licensee shall within [-----][35] of such direction fail or omit to make or cause to be made any change then the Licensor shall have power (without incurring or imposing any liability on the Licensor to the Licensee) without the consent of the Licensee, save the consent hereby irrevocably given, to enter upon any premises of the Licensee and to make or cause to be made any such change at the expense of the Licensee which expense the Licensee hereby agrees to pay on demand. The Licensee shall also when demanded by the Licensor deliver up to the Licensor all stationery, literature, signs, cards, notices other display or advertising matter and any other article bearing the name “Paul Smith” or the Trademarks which may be the property of the Licensee. All items which may have been loaned to the Licensee by the Licensor shall be returned to the Licensor at the Licensee's expense;

26.1.3.	the Licensee must not manufacture, sell or offer any products or services of any type or description under or by reference to the Trademarks or any confusingly similar mark;

26.1.4.
the Licensee must return to the Licensor at its own expense all confidential, secret or proprietary information of the Licensor (including all copies in whatever form of any such information) and undertakes not to use that information for any purpose;

26.1.5.
the Licensee must co-operate with the Licensor in cancelling any registration of this Agreement as a Licence or of the Licensee as a permitted user of the Trademarks. If the Licensee shall fail so to do the Licensor is hereby irrevocably appointed the agent of the Licensee with full authority to give such notice to any Registrar of Trade Marks on behalf of the Licensee; and

26.1.6.
the Licensee shall cease the use of all material of whatever nature the copyright and/or design right of which is vested in the Licensor or where the continued use thereof would in any way infringe the Licensor's copyright and/or design right.

35 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.35.

26.2.	The Licensee must within [-----][36] of termination pay the Licensor all sums due under this Agreement together with all accrued interest.

26.3.	Termination of this Agreement by each party pursuant to Clause 24 shall be without prejudice to the right to seek compensation for breach of any provisions of this Agreement.

26.4.	Except as expressly set out above, all rights and obligations of the parties under this Agreement shall cease upon its termination or expiry.

27.	SUPERVENING LAWS AND FORCE MAJEURE

27.1.
The rights and obligations of the parties under this Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of Governments or other bodies having jurisdiction over the parties.

27.2.
If any such law, order, regulation, direction, restriction or limitation as aforesaid or any treaty or other international agreement or the final judicial construction of any of them shall after the date of the execution of this Agreement substantially alter the relationship between the parties or the advantages derived from such relationship then the parties shall on request from the adversely affected party modify this Agreement to restore the situation if practicable or to compensate for such alteration. If the parties are unable to agree on such a modification within three months after the notice of request has been received by the party not affected then any party may refer the matter for determination by the courts in conformity with Clause 31

27.3.
Subject to clause 27.2, if and to the extent that either party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies the other party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the party so affected shall be relieved of liability to the other party for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its best endeavours to resume full performance thereof provided that if the Force Majeure continues for a period of six months or more following notification, the party not affected by the Force Majeure may terminate this Agreement by giving not less than [-----][37] prior notice to the other party, but the notice of termination shall be of no effect if the party affected by the Force Majeure resumes full performance of its obligations before the expiry of the notice period.

27.4.	Nothing in clause 27.3 shall affect or relieve the Licensee’s obligation to pay the Royalty or any other sum due to the Licensor from the Licensor under this Agreement.

28.	SEVERANCE

28.1.
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

36 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.36.
37 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.134.37.

28.2.
If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid and enforceable.

28.3.
The parties agree, in the circumstances referred to in sub-clause 28.1 and if sub-clause 28.2 does not apply, to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

29.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

30.	MISCELLANEOUS

30.1.
This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

30.2.
Each of the parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

30.3.	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

30.4.
In order to enable the Licensor to ascertain whether the Licensee is complying with the obligations imposed upon it under this Agreement and in order to enable the Licensor to enforce rights given to it by this Agreement, the Licensor may at any time enter premises of the Licensee and of any sub licensee of the Licensee without any other consent of the Licensee save that which the Licensee hereby gives and which it hereby agrees not to revoke.

30.5.
No failure to exercise nor any delay in exercising by any party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver of such right, power, privilege or remedy. A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement. A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a party from subsequently requiring compliance with the waived obligation. The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

30.6.
Any notice required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address, or sent by first class pre-paid post, in which case it shall be deemed to have been given seven Business Days after the date of posting, or sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report.

30.7.
Without prejudice to any other rights or remedies that the Licensor may have, the Licensee acknowledges and agrees that damages alone would not be an adequate remedy for any breach by the Licensee of the provisions of this Agreement and that accordingly the Licensor shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the provisions of this Agreement.

30.8.
Any time, date or period mentioned in this Agreement may be extended by written agreement between the parties but otherwise and except as expressly provided, as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence for the performance of each of the Licensee's (but not the Licensor's) obligations under this Agreement.

30.9.
Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership between the parties nor, except as expressly provided, shall it constitute, or be deemed to constitute, any party the agent of any other party for any purpose.

30.10.	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

30.11.
None of the parties shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority.

30.12.
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

30.13.	Each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it.

31.	LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, English Law and each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

EXHIBIT A

The Countries where the Trademarks are currently registered in respect of fragrances

Country	Mark(s)	Number	Class(es)	Filing/Reg Date	Status/Renew	Comments

AUSTRALIA	Paul Smith	754526	3,9,14,18,25	10.02.98	10.02.2008	Toiletries, Eyewear, Watches, Luggage & Clothing
						- renewed awaiting certificates for new dates

AUSTRIA	Paul Smith	139974	3,9,14,18,25	22.01.92	22.01.2012	Toiletries, Eyewear, Watches, Luggage & Clothing

BENELUX	Paul Smith	500607	3,9,14,18,25	13.09.91	13.09.2011	Toiletries, Eyewear, Watches, Luggage & Clothing

CROATIA	Paul Smith	Z971591	3,9,14,18,25	26.06.98	16.10.2007	Toiletries, Eyewear, Watches, Luggage & Clothing
						- renewed awaiting certificates

CYPRUS (Greek)	Paul Smith		3,9,14,18,25		Application	Toiletries, Eyewear, Watches, Luggage & Clothing

CYPRUS (Turkish)	Paul Smith	5567	3,9,14,18,25	20.04.01	20.04.2008	Toiletries, Eyewear, Watches, Luggage & Clothing
						- Being renewed with CPA

FRANCE	Paul Smith	1563240	3,9,14,18	29.08.89	27.08.2009	Toiletries, Eyewear, Watches & Luggage

GERMANY	Paul Smith	1185322	3,25	21.08.89	21.08.2009	Toiletries, Clothing & footwear

GREECE	Paul Smith	95676	3,14,25	19.09.89	19.09.2009	Toiletries, Watches, Clothing & footwear

Country	Mark(s)	Number	Class(es)	Filing/Reg Date	Status/Renew	Comments
INDONESIA	Paul Smith	IDM000037333	3	30.10.93	30.10.2013	Toiletries

(Additionally, PAUL SMITH recorded as "Well-Known Trade Mark" in Indonesia by application filed 19.4.95)

ITALY	Paul Smith	912251	3,9,14,18,25	12.01.90	12.01.10	Toiletries, Eyewear, Watches, Luggage & Clothing

JAPAN	Paul Smith logo	2134355	4	28.04.89	28.04.2009	Soaps, perfumery etc.

KUWAIT	Paul Smith	45630	3	07.01.01	06.01.11	Toiletries etc.

MACAU	Paul Smith	14-979-M	3,9,14,18,25	04.03.96	04.03.2014	Toiletries, Eyewear, Watches, Luggage & Clothing
						- renewed ex 04.03.2013

MEXICO	Paul Smith (Logo)	674913	3	20.10.00	25.07.2010	Toiletries, fragrances etc.

	Paul Smith (Block)	698422	3	18.05.01	22.09.2010	Toiletries

NORTH KOREA	Paul Smith	8599	3,9,14,16,18,	29.07.95	29.07.2005	Toiletries, Eyewear, Watches, Stationery, Luggage,
			25,34			Clothing & footwear, Lighters etc.

PHILIPPINES	Paul Smith	99977	3	14.12.03	14.12.2023	Fragrances & Toiletries

PORTUGAL	Paul Smith	253966	3	29.10.93	29.10.2013	Fragrances & Toiletries.

RUSSIAN	Paul Smith	176715	3,9,14,18,25	25.06.99	20.10.2007	Toiletries, Eyewear, Watches, Luggage, Clothing -
FEDERATION						ON Community TM 755406
	PS Paul Smith	172713	3,9,14,18,25	24.02.99	20.10.2007	Toiletries, Eyewear, Watches, Luggage, Clothing
						- ON Community TM 755406

Country	Mark(s)	Number	Class(es)	Filing/Reg Date	Status/Renew	Comments
SAUDI ARABIA	Paul Smith	624/83	3	23.04.02	19.10.2010	Toiletries, Perfumery etc

SOUTH AFRICA	Paul Smith	99/01629	3	02.02.99	02.02.2009	Toiletries, perfumery, dentifrices etc -
						ON Community TM 755406

SOUTH KOREA	Paul Smith	238633	12	22.05.92	21.02.2012	Perfumery, hair products etc
		238634	03 (21)	22.05.92	21.05.2012	Toiletries, dentifrices etc

	Paul Smith logo	337917	12	23.04.96	23.04.2006	Perfumery, hair products etc
		337918	3,21	23.04.96	23.04.2016	Cosmetics soaps, soap boxes, toothbrushes,
	Korean letters

	Paul Smith in	498007	3,9,14,18,25	20.07.2001	20.07.2011	Toiletries, Eyewear, Jewellery, Luggage and Clothing
	Korean characters

	PS Paul Smith in	498008	3,14,18,25	20.07.2001	20.07.2011	Toiletries, Jewellery, Luggage and Clothing
	Korean characters

SPAIN	Paul Smith	1512729	3	20.07.89	20.07.2009	Toiletries
	Paul Smith logo	1326880	3	05.08.91	05.08.2011	Toiletries

SWITZERLAND	Paul Smith	392654	3,9,14,18,25	09.09.91	09.09.2011	Toiletries, Eyewear, Watches, Luggage, Clothing etc

TAIWAN	Paul Smith	991817	3	01.04.2002	31.03.2012	Toiletries, fragrances etc

	PS Paul Smith	882702	25	01.02.00	01.08.2010	Clothing & Footwear etc

Country	Mark(s)	Number	Class(es)	Filing/Reg Date	Status/Renew	Comments
THAILAND	Paul Smith logo	Kor22428	3	08.12.93	06.12.2013	Fragrances
	Paul Smith logo	Kor28939	9	08.12.93	06.12.2013	Spectacles etc.

TURKEY	Paul Smith	210373	3,9,14,18,25	05.05.99	05.05.2009	Toiletries, Spectacles, Watches, Bags, Clothing & Footwear -
						On International TM 708450

U.A.E	Paul Smith	46682	3	10.01.01	10.01.11	Toiletries, fragrances etc.

UNITED KINGDOM	Paul Smith	2051161	3,8,9,14,16,	12.01.96	12.01.2016	Toiletries, Penknives, Eyewear, Watches, Stationery,

U.S.A	Paul Smith	1511432	3	08.11.88	08.11.2008	Toiletries

COMMUNITY (EEC)	Paul Smith	45393	3,8,9,14,16,	04.09.2001	1.04.2016	Widest possible classification of goods
			18,21,24,25,
			34
Austria
Belgium
Denmark
Finland
France
Germany
Greece
Ireland
Italy
Luxembourg
Netherlands
Portugal
Spain
Sweden
U.K.

Country	Mark(s)	Number	Class(es)	Filing/Reg Date	Status/Renew	Comments
	Paul Smith Swirl	3759909	3,9,14,16,18,25,27	01.09.05	24.03.2014	Fragrances, watches, jewellery, stationery, leathergoods
						clothing, footwear, rugs

	Paul X Paul Smith	6186878	3,14,16,18,21,24,	10.09.07		Perfumery,precious metals, packaging,leather goods,household
			and 25			goods, textiles, clothing and footwear

	Paul X	6186506	3,14,16,18,21,24			Perfumery,precious metals, packaging,leather goods,household
			and 25	10.09.07		goods, textiles, clothing and footwear

INTERNATIONAL	Paul Smith	755406	3,9,14,16,18	20.03.2001	20.03.2011	Fragrances, Sunglasses/Eyewear, Watches, Stationery, Leather
New Madrid			& 25			Goods/Lugage, Clothing & Footwear
Protocol
China
Czech Republic
Hungary
Iceland
Monaco
Norway
Poland
Romania
Russian Federation
Turkey
Yugoslavia

Japan			3,9,14,16 & 18			Fragrances, Sunglasses/Eyewear, Watches, Stationery, Leather
						Goods/Lugage
Morocco			3,9,14,16 & 18			Fragrances, Sunglasses/Eyewear, Watches, Stationery, Leather
						Goods/Lugage

Country	Mark(s)	Number	Class(es)	Filing/Reg Date	Status/Renew	Comments

Singapore			3,9,14,16 & 18			Fragrances, Sunglasses/Eyewear, Watches, Stationery, Leather
						Goods/Lugage
Philippines		99977	3		Application	Fragrances

EXHIBIT B

List of currently approved distributors as at June 2008

COUNTRY	COMPANY
AFRICA	SARESCO
AFRIQUE NOIRE	WHITE SHARK INTERNATIONAL
ARGENTINA	GRETA SA
ARMENIA	NUSHIKIAN
AUSTRALIA	COSMAX
BAHREIN	YOUSUF WAHAB AL HAWAJ
BANGLADESH	STARASIA
BELGIUM	ELHA COSMETIC
BELORUSSIA	UE BESTPERFUME
BOLIVIA	FRAGANCE
Bosnie + Croatia + Rumania + Slovenia + Serbia	EVERET
BRAZIL	VIZCAYA
BULGARIE	NOVEA LTD
CAMBODGE	STARASIA
CHILE	GRETA CHILE
COLOMBIA	LA RIVIERA - GRUPO VISA
CZECH REPUBLIK	MAST GROUP
DENMARK	TRADEMADE
DFS	MASTERS & ASSOCIATES
DFS+ Dom Tom	ESSENCE CORP
ECUADOR	LAS FRAGRANCIAS
EGYPT	MAC
EMIRATS ARABES UNIS	ALLIED
ESTONIA	PARISI VESI
FIDJI	MOTIBHAI
FINLAND	KARL LARK
GEORGIA	COSMOLUX
GERMANY + AUSTRIA	IP DEUTSCHLAND
GREECE	AROMCA
HK + CHINA	ETERNAL OPTICAL
HOLLAND	ELHA COSMETIC
ICELAND	FORVAL
INDIA	BACCAROSE
INDONESIA	LUXASIA INDONESIA
IRAN	FARKISH
IRELAND	KENNETH GREEN
ISRAEL	SHESTOWITTZ
ITALY	INTER PARFUMS ITALIA
JAPAN	BLUEBELL BEAUTE KK
JORDANIA	IBRAHIM TRADING
KOREA	KOICC
KOWEIT	H&C
LEBANON	SARRAF
MALAYSIA	LUXASIA
MALTA	CHEMIMART
MALTA	CHEMIMART
MONGOLIA	BISHRELT
NEW ZEALAND	GLOBAL PRESTIGE BRANDS

EXHIBIT B List of currently approved distributors as at June 2008 continued

NORWAY	SOLIS
OMAN	CAPITAL STORE
PAKISTAN	BPI
PANAMA	GRUPO WISA
PERU	GRETA PERU
PHILIPPINES	LUXASIA
POLYNESIA	PAT & VAL
PORTUGAL	LUSO HELVETICA
QUATAR	GULF BEAUTY
RUSSIA	IFD - COFIDEC
SAUDI ARABIA	NATIONAL MARKETING CO
SINGAPORE	INTER PARFUMS SING
SINGAPORE	LUXASIA
SOUTH AFRICA	LOOM DE NIMES
SPAIN	HEVIGE
SWEDEN	ALF SORENSEN
TAIWAN	LUXASIA TAIWAN
THAILAND	NOBLE COSPER
TURKEY	TE HA GUZELIK
UK	KENNETH GREEN
UKRAINE	BROCARD
URUGUAY	GRETA SA
VIETNAM	PHUONG PHAT
YEMEN	MAM

EXECUTED as a Deed by	)
PAUL SMITH LIMITED	)
in accordance with the law of its incorporation	)
acting by:-)

Director /s/ [unintelligible]

Secretary /s/ [unintelligible]

EXECUTED as a Deed by	)
INTER PARFUMS S.A.	)
in accordance with the law of its incorporation	)
acting by:-	) /s/ Philippe Benacin

Name Philippe Bencin

Title CEO and President

EXECUTED as a Deed by	)
INTER PARFUMS INC	)
in accordance with the law of its incorporation	)
acting by:-	) /s/ Philippe Benacin

Name Philippe Bencin

Title President

To:-
Paul Smith Limited

Dear Sirs

In consideration of the sum of £1 now paid by you to us we hereby assign to Paul Smith Limited all the copyright and all other rights (including goodwill) for all purposes throughout the world in the works which I/ We have carried out for Inter Parfums S.A. (“the Licensee”) in connection with their licence for fragrances (“the Licence”) and which I/We will carry out for the Licensee in the future in connection with the Licence, and I/We agree that I/We will execute any further documentation which may be required to effect fully this assignment or to enable Paul Smith Limited to apply for any registrations or extensions in connection with the works as Paul Smith Limited thinks fit. I/We also hereby transfer any and all intellectual property rights in connection with the works (including those of the exploitation, printing and distribution) to Paul Smith Limited. This assignment shall be for the full term (including any extension of these rights).

I/We agree that Paul Smith Limited shall be entitled to use and exploit in any way with my/our works and in whatever manner Paul Smith Limited thinks fit, and shall be entitled to make any changes, additions or alterations that it may deem necessary. I/We hereby irrevocably waive in Paul Smith Limited’s favour all Moral Rights (as set out in the Copyright, Designs and Patents Act 1988 or any similar laws existing in any part of the world) in the works.

I/We agree that English law governs this agreement and that this agreement will apply to any further works which I/ We undertake for the Licensee in connection with the Licence in the future.

Yours faithfully,

Signed
Date
Name
Address

# 294410 v1